46950 Jennings Farm Drive
Suite 290
Sterling, VA 20164
(703) 444-6030
www.inferx.com
PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:
Fred Diamond
703.628.6910
fdiamond@inferx.com

InferX Corporation Files 8-K to Reflect Merger
with The Irus Group

Newly Merged Firm Brings Shareholder Value by Focusing
On Delivering Next-Generation Predictive Analytics Products and Solutions to Key Growth Markets

STERLING, Va., Jan. 26 /PRNewswire-FirstCall/ --  InferX (Pink Sheets: NFRX), announced today that it filed a Form 8-K with the Securities and Exchange Commission (SEC) reporting consolidated pro-forma financial results that would have occurred had the acquisition of The Irus Group been completed on January 1, 2008. The consolidated pro-forma for the nine months ended September 30, 2009 states revenue of $5,636,895 and net income of $120,175. The merger of the two firms was completed on October 27, 2009.

Vijay Suri, CEO of InferX, said, “The merger has already achieved results as we have made significant business development and marketing strides. For example, we have found great interest at financial services companies, such as investment firms, credit card companies, and banks, in the InferX predictive analytics product and solutions since these institutions need to continue fighting fraudulent activities that eat at their profits.” Suri has a strong background in delivering information technology solutions for financial services companies and is heading the InferX efforts in that market.

InferX continues to develop strong ties to major players in the market, such as IBM, where the company recently announced that it is a Software ValueNet partner. The company has also been aggressively expanding business development efforts with a wide range of former and existing Irus Group customers, which includes MasterCard, JP Morgan Chase, ConAgra, US Navy, US Army, and US Air Force.

Suri said that government agencies are increasing their review of the InferX offerings. “InferX has developed an exciting solution that helps government agencies improve aircraft readiness using diagnostics and prognostics analytics in aircraft maintenance data.  We’ve demonstrated how this solution can save costs, improve operational readiness, and improve productivity across multiple agencies. The interest has been very encouraging.”

InferX also sees a great opportunity for predictive analytics products and solutions at health care concerns, such as hospitals and insurance companies, both on the clinical and business side.  BK Gogia, InferX Executive Chairman and President of the Technology Solutions Group, is heading up the company’s health care initiatives.  “The solutions that are needed, ranging from improving patient control, morbidity and mortality rate reduction, and core measure tracking on the clinical side, to fraud alerts and increasing profits on the business side, are in high demand,” he said.

InferX offers a wide range of next generation predictive analytics and business intelligence products and solutions that seamlessly analyze both structured and unstructured data sources to identify unusual or suspicious events, conditions and sequences that may occur in the movement of people, products, services or information. With InferX solutions, there is no need to move data or create expensive data warehouses. The products access, analyze and perform predictive analyses in real-time on multiple, distributed, and disparate databases and on reports, e-mails and other text-based documents.

About InferX Corporation

InferX is the market leader in next generation distributed Predictive Analytics and Business Intelligence Products and Solutions. InferX has pioneered and commercialized a powerful, patented suite of advanced data analytical solutions that improve corporate performance across the enterprise in the healthcare, financial services, and government markets. InferX is uniquely capable of delivering secure, real-time, and privacy preserving intelligence and decision support - all without the need to move data. InferX is headquartered in Sterling, VA and can be found at www.inferx.com.

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